Exhibit 99.1
ATLANTIC AMERICAN CORPORATION REPORTS
THIRD QUARTER RESULTS FOR 2024

ATLANTA, Georgia, November 12, 2024 - Atlantic American Corporation (Nasdaq- AAME) today reported net loss of $2.0 million, or $(0.10) per diluted share, for the three month period ended September 30, 2024, compared to net income of $1.8 million, or $0.08 per diluted share, for the three month period ended September 30, 2023.  The Company had net loss of $4.7 million, or $(0.24) per diluted share, for the nine month period ended September 30, 2024, compared to net income of $2.1 million, or $0.09 per diluted share, for the nine month period ended September 30, 2023.  The increase in net loss for the three month and nine month periods ended September 30, 2024  was primarily the result of unfavorable loss experience in the Company’s life and health operations due to an increase in incurred losses in the group life and Medicare supplement lines of business, as well as unfavorable loss experience in the Company’s property and casualty operations due to the frequency and severity of claims in the automobile liability line of business, compared to the prior year periods.

For the three month period ended September 30, 2024, premium revenue increased slightly to $43.8 million from $43.7 million in the comparable period in 2023.  For the nine month period ended September 30, 2024, premium revenue decreased $2.6 million, or 1.9%, to $133.3 million from $135.9 million in the comparable period in 2023.  The decrease in premium revenue during the nine month period ended September 30, 2024 was primarily attributable to a decrease in the Medicare supplement insurance premiums in the Company’s life and health operations.

Commenting on the results, Hilton H. Howell, Jr., Chairman, President and Chief Executive Officer, stated, “As we enter the fourth quarter, I am encouraged by the strong sales momentum within our life and health operations. Our newest charter has made a promising entrance into the market, supported by enhanced underwriting and distribution strategies that we believe will drive long-term improvements in our bottom-line performance. At the same time, our property and casualty business continues to navigate a highly inflationary automobile market, though we expect conditions to stabilize and return to historical norms in the near term. While we have work ahead of us, we remain confident in our ability to execute our strategy and are optimistic about the path forward.”

Atlantic American Corporation is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company, Bankers Fidelity Assurance Company and Atlantic Capital Life Assurance Company.

Note regarding non-GAAP financial measure: Atlantic American Corporation presents its consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP).  However, from time to time, the Company may present, in its public statements, press releases and filings with the Securities and Exchange Commission, non-GAAP financial measures such as operating income (loss). We define operating income (loss) as net income (loss) excluding: (i) income tax expense (benefit); (ii) realized investment (gains) losses, net; and (iii) unrealized (gains) losses on equity securities, net.  Management believes operating income (loss) is a useful metric for investors, potential investors, securities analysts and others because it isolates the “core” operating results of the Company before considering certain items that are either beyond the control of management (such as income tax expense (benefit), which is subject to timing, regulatory and rate changes depending on the timing of the associated revenues and expenses) or are not expected to regularly impact the Company’s operating results (such as any realized and unrealized investment gains (losses), which are not a part of the Company’s primary operations and are, to a limited extent, subject to discretion in terms of timing of realization).  The financial data attached includes a reconciliation of operating income (loss) to net income (loss), the most comparable GAAP financial measure.  The Company’s definition of operating income (loss) may differ from similarly titled financial measures used by others.  This non-GAAP financial measure should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Note regarding forward-looking statements: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks, including the Company’s ability to remediate the identified material weakness in its internal control over financial reporting as described in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10Q, and those other risks and uncertainties detailed in statements and reports that the Company files from time to time with the Securities and Exchange Commission.

For further information contact:
J. Ross Franklin	Hilton H. Howell, Jr.
Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5580	404-266-5505

Atlantic American Corporation
Financial Data

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited; In thousands, except per share data)	2024	2023	2024	2023
Insurance premiums
Life and health	$27,568	$27,175	$81,691	$84,244
Property and casualty	16,214	16,571	51,636	51,662
Insurance premiums, net	43,782	43,746	133,327	135,906

Net investment income	2,477	2,325	7,449	7,425
Realized investment gains, net	4	-	17	70
Unrealized losses on equity securities, net	(1,746)	(1,486)	(1,617)	(3,367)
Other income	2	6	8	14

Total revenue	44,519	44,591	139,184	140,048

Insurance benefits and losses incurred
Life and health	16,776	14,937	53,467	48,554
Property and casualty	13,984	11,881	41,025	38,089
Commissions and underwriting expenses	11,490	11,064	35,740	36,830
Interest expense	869	850	2,591	2,407
Other expense	3,854	3,721	12,170	11,631

Total benefits and expenses	46,973	42,453	144,993	137,511

Income (loss) before income taxes	(2,454)	2,138	(5,809)	2,537
Income tax expense (benefit)	(456)	379	(1,129)	480

Net income (loss)	$(1,998)	$1,759	$(4,680)	$2,057

Earnings (loss) per common share (basic & diluted)	$(0.10)	$0.08	$(0.24)	$0.09

Reconciliation of non-GAAP financial measure

Net income (loss)	$(1,998)	$1,759	$(4,680)	$2,057
Income tax expense (benefit)	(456)	379	(1,129)	480
Realized investment gains, net	(4)	-	(17)	(70)
Unrealized losses on equity securities, net	1,746	1,486	1,617	3,367

Non-GAAP operating income (loss)	$(712)	$3,624	$(4,209)	$5,834

	September 30,	December 31,
Selected balance sheet data	2024	2023

Total cash and investments	$263,750	$265,368
Insurance subsidiaries	254,931	259,253
Parent and other	8,819	6,115
Total assets	386,989	381,265
Insurance reserves and policyholder funds	218,882	212,422
Debt	37,762	36,757
Total shareholders’ equity	105,759	107,275
Book value per common share	4.91	4.99
Statutory capital and surplus
Life and health	31,038	38,299
Property and casualty	50,424	51,774